Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

DiamondRock Hospitality Company:

We consent to the incorporation by reference in the Form 8-K dated June 29, 2005 of DiamondRock Hospitality Company (the Company) of our report dated April 28, 2005, with respect to the combined balance sheets of Capital Hotel Investments, LLC Four Pack as of December 31, 2004 and 2003 and the related combined statements of operations, net assets (deficit), and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the registration statement (No. 333-123065) on Form S-11/A of the Company.

/s/    KPMG LLP

Hartford, Connecticut

June 29, 2005